CONTACT:   William S. Aichele
UNIVEST CORPORATION OF PENNSYLVANIA
Chairman, President and Chief Executive Officer
215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION ANNOUNCES CHANGES TO BOARD OF DIRECTORS
Dr. Richard Godshall retires as alternate director; Mark Schlosser elected to fill unexpired term

SOUDERTON, Pa, May 25, 2005 - Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., board of directors announced today the retirement of Dr. Richard Godshall from his position of alternate director. The board has concurrently elected Mark Schlosser to fill Godshall’s unexpired term as alternate director.

Godshall has served on the board of directors for Univest Corporation for six years. His retirement at the mandatory age of 72 is required by the bylaws of Univest Corporation’s board of directors.

Schlosser’s appointment as alternate director is effective June 22. He will continue to serve on the board through April of 2006, when shareholders will consider re-election of a new term. Schlosser currently serves as president and owner of Schlosser Steel.

Univest Corporation and its subsidiaries provide community support, leadership, and strong performance in the financial services industry. Univest serves residents and businesses in Bucks, Chester and Montgomery counties through a network of 35 financial service centers and 39 ATM locations.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.